Exhibit 10.2

CapSource Financial, Inc. Taking Advantage of NAFTA
News Release
For Immediate Release – September 7, 2006 Company Web Site: www.capsource-financial.com

CapSource Financial, Inc. Announces it has been Selected to become the
Authorized Hyundai Dealer for Texas

BOULDER, CO – (MARKET WIRE) – CapSource Financial, Inc. (OTC BB: CPSO.OB - News) announced today that it has finalized an agreement with Hyundai Translead whereby it will become the authorized Hyundai trailer dealer for Texas.

Fred Boethling, President and CEO of CapSource said, “We are very excited to become the Hyundai dealer for Texas. This is a key element in our corporate strategy to serve the main transportation corridors in the West and Southwest U.S. that connect the U.S. with Mexico. Mexico now ranks as the U.S.’s second largest trading partner and a big majority of that trade moves by truck.”

Since 2001, Capsource has been distributing Hyundai truck trailers in Mexico under an agreement with Hyundai that gives it the exclusive right to do so. In May of 2006, CapSource acquired Prime Time Trailers, the authorized Hyundai Translead dealer in California. Boethling said, “I expect us to be operational and selling trailers in the Dallas/Ft. Worth area in the coming months.”

CapSource’s operations in the U.S. and Mexico were recognized by Hyundai Translead as Top Dealers for 2005. On a consolidated pro forma basis CapSource’s subsidiaries (including Prime Time, which was acquired in May of 2006) sold approximately $45 million of Hyundai trailers in 2005.

About CapSource Financial, Inc.

CapSource Financial, Inc. was incorporated in 1996 to take advantage of the North American Free Trade Agreement (NAFTA) and the increased economic activity that NAFTA triggered when the world’s largest free trade area was created by linking 406 million people in Mexico, the U.S. and Canada producing more than $11 trillion worth of goods and services. Mexico is now the United States’ second largest trading partner with an average of $650 million in goods crossing the border each day. U.S. trade with Mexico has increased nearly 500 percent – from $48 billion to $239 billion since the passage of NAFTA. The vast majority of this trade moves by truck.

CapSource owns and manages a lease/rental fleet of over-the-road truck trailers and related equipment through its REMEX subsidiary and sells trailers, parts and service through its RESALTA subsidiary, both based in Mexico City. CapSource, through its subsidiary Capsource Equipment Company, Inc., also owns and operates Prime Time Trailers of Fontana, California, the authorized Hyundai Translead trailer dealer for California. CapSource’s common stock trades on the electronic bulletin board under the symbol CPSO.

Certain matters discussed within this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although CapSource Financial, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from our expectations include financial performance, changes in national economic conditions, economic conditions in Mexico, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

For Additional Information Contact:	CapSource: Fred Boethling at (888) 574-6744
Visit the company’s website: www.capsource-financial.com